Exhibit 10.36

RBS Mezzanine Ltd
Your ref:	7th Floor
Our ref:	35 Bishopsgate
London EC2M 3UR
Telephone: 020 7375 5000
Facsimile: 020 7375 4666

To:                              Inverness Medical Innovations, Inc. (the “Parent Guarantor”)
as agent of each Borrower (as defined in the Mezzanine Loan
Agreement as defined below)

28 March 2002

Dear Sirs

Loan agreement (the “Mezzanine Loan Agreement”) dated 20 December 2001 made between the Parent Guarantor, Inverness Medical Switzerland GmbH, certain banks and RBS Mezzanine Limited as lead arranger and facility agent.

Unless otherwise defined herein capitalised terms used in this letter shall have the meaning specified in the Mezzanine Loan Agreement Agreement.

We, RBS Mezzanine Limited, write to you in our capacity as Facility Agent for and on behalf of the Finance Parties.

The Parent Guarantor has requested that the Facility Agent consent to certain amendments to the Mezzanine Loan Agreement and we are writing to confirm the terms upon which the Facility Agent, on behalf of all the Finance Parties, has agreed to such amendments.

1.             Amendments

Upon countersignature by you of this letter the Mezzanine Loan Agreement shall be amended as set out below:

1.1                                 Clause 12.4.1 shall be amended by:

1.1.1                        in paragraph (a), on the first line under the heading ‘Column A Period’, deleting the words “1 January 2002 to 31 March 2002” and under the heading ‘Column B Ratio’, deleting the ratio “3.90:1”;

1.1.2                        in paragraph (b) deleting, in the third line, the words “31 March 2002” and replacing them with the words “30 June 2002”; and

1.1.3                        in paragraph (c), on the first line under the heading ‘Column A Period’ deleting the words “31 March 2002”, and under the heading ‘Column B Ratio’, deleting the ratio “3.60:1”

2.             Effectiveness of the Mezzanine Loan Agreement

Save as expressly amended hereby, the Mezzanine Loan Agreement shall remain in full force and effect in accordance with its terms and nothing contained herein shall prejudice any of the rights of the Finance Parties under the Financing Documents nor shall be deemed to be a waiver of any breach or potential breach by the Parent Guarantor or the Borrower under the Mezzanine Loan Agreement.

3.             Costs and Expenses

The Parent Guarantor shall reimburse the Facility Agent from time to time for all costs and expenses (including reasonable legal fees and value added tax thereon) incurred by it in the preparation, negotiation, execution and enforcement of this letter and in connection with the preservation of its rights hereunder.

4.             Financing Document

Upon execution by the Parent Guarantor this letter shall be a Financing Document as defined in the Mezzanine Loan Agreement.

5.             Incorporation of Terms

The provisions of Clause 23 (Law and Jurisdiction) of the Mezzanine Loan Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” or “the Financing Documents” are references to this letter.

6.             Counterparts

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

Yours faithfully

/s/ Denise Hepworth
for and on behalf of
RBS Mezzanine Limited
for and on behalf of the
Finance Parties

We hereby accept and agree to the terms and conditions of this letter of which this is a duplicate.

/s/ Ron Zwanziger
for and on behalf of
INVERNESS MEDICAL INNOVATIONS, INC.
for and on behalf of itself and
INVERNESS MEDICAL SWITZERLAND GmbH

Date:	March 28, 2002